Exhibit (h)(13)

SCHEDULE A

TO ACCESS ONE TRUST AMENDED EXPENSE LIMITATION AGREEMENT

DATED AS OF DECEMBER 15, 2004 AND AMENDED AS OF MARCH 10, 2005

As of June 1, 2005

Fund Name	Period	Expense Limit
		Investor Class	Service Class
Access Flex High Yield Fund	12/15/04 – 10/31/05	1.95%	2.95%
Access Flex Bear High Yield Fund	12/15/04 – 10/31/05	1.95%	2.95%
Access Bear Commodity Fund	12/15/04 – 10/31/05	1.95%	2.95%
Access Commodity Fund	12/15/04 – 10/31/05	1.95%	2.95%

Fund Name	Period	Expense Limit
Access VP High Yield Fund	12/15/04 – 12/31/05	1.98%
Access VP Bear High Yield Fund	12/15/04 – 12/31/05	1.98%